Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release: July 26, 2010

Chemung Financial Reports 2nd Quarter and
Year-to-Date Earnings Increase

Chemung Financial Corporation today reported second quarter 2010 unaudited net income of $2.503 million or $0.69 per share compared to $695 thousand or $0.19 per share in the second quarter of 2009.

Net income for the first half of 2010 totaled $4.503 million or $1.25 per share compared to $2.429 million or $0.67 per share last year.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

"I am pleased to report the significant increase in both our second quarter and year-to-date earnings, which were due in part to the fact that both second quarter and first half 2009 earnings were significantly affected by one-time acquisition transaction costs related to the Corporation's acquisition of Canton Bancorp, Inc. in May of last year, as well as an FDIC special assessment in the second quarter of last year imposed on all FDIC insured financial institutions. Second quarter and year-to-date 2009 acquisition transaction costs totaled approximately $1.148 million and $1.238 million, respectively, with the second quarter 2009 FDIC special assessment totaling $440 thousand. The negative after-tax impact of these items on 2009 second quarter and first half earnings totaled approximately $974 thousand or $0.27 per share and $1.029 million or $0.29 per share, respectively. However, other earnings growth was also strong, driven by higher second quarter and year-to-date net interest income and non-interest income, with these increases partially offset by higher operating expenses (excluding the above mentioned acquisition transaction costs and FDIC special assessment).

Second quarter net interest income of $8.779 million was $490 thousand or 5.9% higher than the second quarter of 2009, while the net interest margin decreased 16 basis points to 3.84%. The increase in net interest income was principally due to an $85.6 million increase in average earning assets and a decrease in the cost of interest bearing liabilities, somewhat offset by a decrease in the yield on average earning assets.

Second quarter non-interest income increased $1.050 million or 29.1% primarily due to an increase in gains on the sale of securities, a decrease in other-than-temporary impairment ("OTTI") charges on trust preferred securities pools carried in the Corporation's investment portfolio, higher check card interchange fee income and an increase in revenue at CFS Group, Inc., somewhat offset by decreases in Trust and Investment Center fee income, service charges and cash management fees.

Operating expenses, excluding the above noted acquisition transaction costs and special FDIC assessment were $247 thousand or 2.7% higher than second quarter 2009 expenses, with this increase principally due to increases in compensation and data processing costs, as well as an increase in costs associated with other real estate owned ("OREO") and higher regular quarterly FDIC insurance assessments. These increases were offset in part primarily by a decrease in the cost of employee benefit programs.

Net interest income for the first half of 2010 totaling $17.291 million was $1.310 million or 8.2% higher than last year, while the net interest margin was down 13 basis points to 3.84%. The increase in net interest income was due principally to a $96.5 million increase in average earning assets and a decrease in the average cost of interest bearing liabilities, which were somewhat offset by a decline in the average yield on earning assets.

Year-to-date non interest income was up $825 thousand or 10.5% due in large part to a decrease in OTTI charges recognized on trust preferred securities pools, as well as higher check card interchange and Trust and Investment Center fee income and an increase in revenue at CFS Group, Inc., offset in part primarily by lower cash management fee income, as well as decreases in gains on the sale of securities and service charges.

Similar to second quarter results, and for reasons noted above, operating expenses, excluding acquisition transaction costs and the FDIC special assessment, were $597 thousand or 3.3% higher than the first six months of last year.

Since year-end 2009, total assets have increased $25.4 million or 2.6% to $1.0 billion, with total deposits increasing $31.4 million or 3.9% to $832.4 million. Due to somewhat soft loan demand during the first half of this year, total loans have decreased $7.1 million or 1.2% to $588.7 million. Capital at June 30, 2010 totaled $94.9 million, an increase of $4.8 million since December 31, 2009, with all capital ratios in excess of those required to be considered well-capitalized."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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